Exhibit 10.4
EMPLOYMENT AGREEMENT AMENDMENT 2
     THIS EMPLOYMENT AGREEMENT AMENDMENT 2 (“Amendment”), between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and GREGORY T. NOVAK (“Executive”) is made effective as of the latest date on which both parties have executed this Amendment, as shown below their respective signature lines to this Amendment.
     This Amendment amends the Employment Agreement made between Company and Executive effective as of April 30, 2007, as amended by Employment Agreement Amendment 1 dated February 8, 2008 (collectively, the “Employment Agreement”). All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.
     1. A new Section 4.6(e) is hereby added to the Employment Agreement to read in its entirety as follows:
          (e) In the event the Company, by action of the Board, determines to terminate Executive’s employment on or before December 31, 2008 for any reason, with or without Cause, notwithstanding any contrary term of this Agreement the terms of this Section 4.6(e) shall apply; provided, however, this Section 4.6(e) shall not apply (i) if the Company terminates Executive’s employment due to a material breach of Executive’s obligations under Section 1.2(d) or Section 5, in which case Section 4.5 shall apply, (ii) in the event Executive voluntarily terminates his employment for any reason, with or without Good Reason, prior to December 31, 2008, in which case Section 4.7 shall apply, (iii) if the Company terminates Executive’s employment due to Disability before a Notice Date (defined below), in which case Section 4.4 shall apply, or (iv) if the Executive dies before a Notice Date, in which case Section 4.3 shall apply.
               (i) For purposes of this Section 4.6(e), the date of any Notice of Termination given by the Company on or before December 31, 2008 is called the “Notice Date” and except as otherwise expressly provided in this Section 4.6(e) after any such Notice Date the “Termination Date” for all purposes of this Agreement shall be deemed to be December 31, 2008.
               (ii) Section 1.2(a) and (b) shall apply through and including any Notice Date, and thereafter shall not apply. After any Notice Date and until the Termination Date, Executive shall be available to provide reasonable transition assistance to the Board and Company, which transition assistance shall be consistent with Executive’s prior duties and experience as a senior-level executive. Such assistance shall be off-site from the Company’s offices unless otherwise mutually agreed by Company and Executive.
               (iii) References to the Termination Date in Section 1.2(c) shall be deemed to be references to any Notice Date.

               (iv) Notwithstanding Section 3.1, commencing on the Notice Date and continuing through the Termination Date, Executive’s Base Compensation shall be decreased to $250,000 per annum.
               (v) For the avoidance of doubt, for purposes of any calculation of Accrued Bonus Obligations under Section 4.1(b), the calculation shall take into account the $1.5 million adjustment factor to the Company’s Corporate Bonus Plan for bonuses payable for performance at levels above budget. Upon the occurrence of a Notice Date, references in Section 4.1(b) to the “Termination Date” shall be deemed instead to be references to the “Notice Date.”
               (vi) In the event of death or Disability of Executive on or after the Notice Date and prior to the Termination Date, this Section 4.6(e) shall apply in lieu of Sections 4.3 and 4.4.
               (vii) For the avoidance of doubt, on and after any Notice Date Section 4.6(c) shall apply, provided:
                    (A) Accrued Base Obligations as referenced Section 4.6(c)(i) shall be calculated at the annual rate of $500,000 prior to the Notice Date and at the annual rate of $250,000 from and including the Notice Date through and including the Termination Date,
                    (B) Accrued Bonus Obligations shall be calculated in accordance with subclause (v) of this Section 4.6(e), and
                    (C) Section 4.6(c)(iv) shall read, “amounts equal to Base Compensation (without taking into account the reduction provided by subclause (vii)(A) of this Section 4.6(e)) from the Termination Date through and including December 31, 2010, payable at the same times as paid under Section 3.1, and,”
                    (D) Section 4.6(c)(v) shall apply through and including December 31, 2010.
               (viii) On January 2, 2009 the Company will make a lump sum payment to Executive of $200,000.
               (ix) The Company will reimburse Executive for reasonable out-placement expenses incurred by him on or before December 31, 2009 up to a maximum aggregate amount of $15,000; subject to receipt by the Company of reasonable documentation of the same.
               (x) Section 4.9(a), (b), and (d) shall not apply on or after any Notice Date. If the Company executes a definitive agreement for a Change in Control transaction prior to the Termination Date, and a Change in Control transaction is consummated within the twelve months following execution of such definitive agreement (a “Covered Transaction”), in addition to other amounts due under this Section 4.6(e), Executive shall receive:

                    (A) no later than ten business days after consummation of the Covered Transaction, $500,000, and
                    (B) the benefits provided by Section 4.9(d).
               (xi) The Company shall be entitled to a credit equal to any amount previously paid to Executive pursuant to subclause (vii)(B) of this Section 4.6(e) against any payments due to Executive in connection with a Covered Transaction.
               (xii) After any Notice Date, the reference in Section 4.11 to “post-Termination Date benefits” shall be deemed to be a reference to “post-Notice Date benefits.”
               (xiii) The reference to “fifteen (15) months” in Section 5.2(a) is changed to a reference to “twenty-four (24) months”.
     2. The reference in the lead-in language in Section 4.10(a) to “Section 4.6(c)(iii)-(iv), 4.9(a)(iii)-(iv), and 4.9(d)” is changed to a reference to “Section 4.6(c)(iii)-(iv), 4.6(e)(vii)-(viii), 4.9(a)(iii)-(iv), and 4.9(d).”
     3. The references in Section 5.1(a)(i) and 5.4(a) of the Employment Agreement to “Section 4.6(b)(iv)” are changed to references in each case to references to “Sections 4.6(c)(iv) and 4.6(e)”.
     4. The Company shall reimburse Novak’s reasonable legal fees incurred in connection with this Amendment prior to the Termination Date, up to an aggregate of $7,500, within thirty (30) days after receiving the reimbursement request; provided that a copy of an invoice evidencing the same is submitted to the Company on or before February 1, 2009.
     5. For purposes of all agreements between Company and Executive governing stock options or restricted stock (“Equity Agreements”), the Notice Date shall be deemed Executive’s date of termination except as set forth herein. All vesting under Equity Agreements shall cease on the Notice Date, and all restricted stock shall be forfeited on the Notice Date; provided, however, if a Covered Transaction occurs and Executive has not voluntarily terminated his employment prior to such date, notwithstanding any contrary terms in such Equity Agreements and notwithstanding any prior expiration of such Equity Agreements based upon the occurrence of a date of termination on the Notice Date, all vesting under all Equity Agreements shall be reinstated and accelerated, all performance requirements related to vesting shall be deemed to have been met, and all forfeiture restrictions shall expire and be of no force and effect. For the avoidance of doubt, after a Notice Date provided that Executive has not voluntarily terminated his employment prior to December 31, 2008, all options not exercised on or before March 1, 2009 (60 days after the date of termination) shall remain exercisable until March 1, 2009 and expire on that date; provided, however, in the case of a Covered Transaction, all options not exercised within 60 days (or if less the maximum exercise period permitted by Section 409A) after the consummation of the Covered Transaction shall expire, and further provided that in the case of a Covered Transaction, the provisions of Section 4.15 of the Company’s 2007 Long Term Incentive Plan shall apply to all of the Equity Agreements. Notwithstanding anything to the contrary contained in this Section 5, no option may be exercised after the end of its original ten year term. If a Covered Transaction occurs, the Company shall be entitled to a credit of $200,000 against amounts due under Section 4.6(c)(iv) of the Employment Agreement, credited in order of the latest payments coming due thereunder.
     6. All terms of the Employment Agreement not expressly changed herein shall remain in full force and effect.
     IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto and shall become effective upon the latest date, as shown below the parties’ signatures below, on which either party executes and delivers the same.
[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/ George Bell George Bell
Chairman of the Board
Dated: October 21, 2008

/s/ Gregory T. Novak

Gregory T. Novak
Dated: October 21, 2008